Exhibit 10.11

CONVERTIBLE NOTE AGREEMENT

This Convertible Note Agreement ("Agreement") is made and effective the December 15, 2010,

BETWEEN:	Trellis Earth Products, Inc. (the "Company"), a corporation organized and existing under the laws of the Oregon, with its head office located at:

13315 NE Airport Way, Suite 800, Portland Oregon 97213

AND:	Wen-Hsin Yip

(the "Lender"), individual residing at 21915 S.W. Stafford Road, Tualatin, OR 97062

WHEREAS, Note Holders are willing to lend Company the aggregate sum of $200,000.00 be evidenced by 18% Convertible Promissory Notes (14% payable monthly as cash interest, 4% Preferred Shares payable at rate of $.50/share payable monthly, for a combined cash and share rate of 18% annual).

In consideration of the mutual covenants and conditions herein contained, the parties hereby agree, represent and warrant as follows:

1. ISSUE OF NOTES

a.
The Company will authorize the issue of its 18% Convertible notes (hereinafter called "Notes") in the aggregate principal amount of $200,000.00 to be dated December 15, 2010, to mature on JUNE 30, 2011, to bear interest on the unpaid principal thereof at the rate of 18%per annum until maturity.

b.
For the purposes of calculating interest for any period for which the interest shall be payable, such interest shall be calculated on the basis of a ACTUAL day month and a 365 day year. The Company will promptly and punctually pay to Note Holders or their nominee the interest on any of the Notes held by Note Holders without presentment of the Notes. In the event that Note Holders shall sell or transfer any of the Notes, they shall notify the Company of the name and address of the transferee. In the event the Company defaults on any installment of interest or principal, then any Holder of these Notes may, at his option, without notice, declare the entire principal and the interest accrued thereon immediately due and payable and may proceed to enforce the collection thereof. All the Notes shall contain a confession of judgment provision.

c.
The Company will also authorize the issue of 400,000 shares of its preferred stock (hereinafter called "The Stock") and will authorize the issuance of and reserve for such purchase if LENDER elects to convert the Note anytime during or upon the termination of the Note. The rate of conversion should be $.50/share, with all outstanding interest due and accrued at time of conversion paid in cash. No interest payable shall convert to shares. The maximum number of shares available is 400,000. Any portion or the full amount of this allotment can be converted anytime up to and including June 30, 2011.

IN WITNESS WHEREOF, Company and Note Holders have executed this agreement at PORTLAND OREGON ON DECEMBER 15, 2010.

COMPANY	NOTE HOLDERS

/s/ William Collins	/s/ Wen-Hsin Yip
Authorized Signature	Authorized Signature

William Collins, CEO	Wen-Hsin Yip
Print Name and Title	Print Name and Title

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